Exhibit 10.25

AMENDMENT TO CONSULTING AGREEMENT

This AMENDMENT TO CONSULTING AGREEMENT is being executed and delivered by and between Bolt Threads, Inc., a Delaware corporation with an address at 2261 Market Street STE 5447, San Francisco, CA 94114, and Randy Befumo, an individual (the “Consultant”).

RECITALS

A. The Company and the Consultant entered into that certain Consulting Agreement, dated April 23, 2023 and attached hereto as Exhibit A (“Consulting Agreement”).

B. The Company and Consultant wish to amend the Consulting Agreement as set forth below, while all other terms remain the same.

AGREEMENT

1. Section 4.1 of the Consulting Agreement. Section 4.1 of the Consulting Agreement shall be amended to read:

“This agreement shall commence as of the agreement date above and shall remain in force through March 31, 2025. It shall thereafter automatically renew for one-month periods absent termination by either party.”

2. Statement of Work, Billing Rate. The Billing Rate section of the Consulting Agreement, Statement of Work shall be amended to read:

“Billing Rate – Consultant’s hourly rate will be $200, with a maximum of 40 hours per week without express advance notice.

Expenses – Company shall continue to pay the current COBRA subsidies for Consultant through October 31, 2024. Thereafter, Consultant may submit his expenses for a Cal-COBRA extension or Covered California for reimbursement by the Company.”

3. Statement of Work, Additional Terms and Conditions, Estimated Completion Date. The estimated completion date in this section shall be amended from March 1, 2024 to March 31, 2025.

IN WITNESS WHEREOF, the Company and the Counterparty have caused this Agreement to be duly executed.

COMPANY:

BOLT THREADS, INC.

By:	/s/ Dan Widmaier
Name:	Daniel Widmaier
Title:	Chief Executive Officer
Date:	April 10, 2024

Consultant:

Randy Befumo

By:	/s/ Randy Befumo
Name:	Randy Befumo
Date:	April 11, 2024

EXHIBIT A